Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.greenvillefirst.com

Greenville First Reports Record Earnings for the Year 2005

Assets grew to over $400 million

Net income increases 25% to $2.5 million

Greenville, SC, January 17, 2006 - Greenville First Bancshares, Inc. (NASDAQ: GVBK), holding company for Greenville First Bank NA, today announced that net income for the year ended December 31, 2005 was $2.5 million, or $0.86 per diluted share, a 25% increase when compared to a net income of $2.0 million, or $0.90 per diluted share for the previous year, 2004.

Included in net income for the year ended December 31, 2005 is a non-operating expense of $930 thousand, net of taxes, from a previously reported impairment charge related to the market value on its corporate office building that was purchased by the Company in late 2005.  The pre-tax expense was $1.5 million. Excluding the $930 thousand non-operating expense, net operating income was $3.4 million, an increase of $1.4 million or 71.1% from the previous year ended December 31, 2004.

 The Company also reported that net operating income for the fourth quarter of 2005 increased 47.0% to $1.0 million.  Net income for the fourth quarter was $105 thousand, after taking into account the $930 thousand non-operating expense related to the impairment on the building.

Return on average assets for the year ended December 31, 2005 was 0.70% or 0.96% excluding the impairment charge, compared to 0.73% for the same period in 2004. Return on average equity was 8.44% or 11.56% excluding the impairment charge, compared to 12.37% for the same period in 2004. The decline in return on average equity resulted from a significant increase in capital from the Company's secondary offering in late 2004.  The Company's operating efficiency ratio (noninterest expense, excluding the impairment charge on real estate divided by the sum of net interest income and noninterest income) improved to 49.23% during 2005 compared to 51.58% for the year ended December 31, 2004.

"2005 has been a significant year for the Greenville First team.  We have increased our presence in the Greenville community with the addition of the Parkway and Augusta Road offices while achieving exceptional financial results", said Art Seaver, President and CEO. "Our asset growth to $405 million and the significant increase in operating earnings is evidence of the strong momentum of our company."

Total assets grew to $405.3 million as of December 31, 2005 compared to $315.8 million at December 31, 2004, or an increase of 28.3%. Loans were $334.0 million at December 31, 2005, an increase of $57.4 million or 20.8% when compared with $276.6 million at December 31, 2004. Deposits grew $49.3 million to $254.1 million at December 31, 2005 compared to $204.9 million at December 31, 2004.

The closing stock price on December 31, 2005 was $24.75 per share.

FORWARD-LOOKING STATEMENTS

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles ("GAAP").  The attached financial highlights provide reconciliations between GAAP net income, operating earnings and noninterest expenses (which exclude impairment charges).

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future plans and expectations expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to differ from actual results.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and years ended December 31, 2005 and 2004 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Years
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
(In thousands, except per share amounts)

Summary Results of Operations Data:
Interest income	$6,190	$4,186	$21,670	$13,965
Interest expense	2,812	1,623	9,585	5,317
Net interest income	3,378	2,563	12,085	8,648
Provision for loan losses	165	285	1,000	1,310
Net interest income after
provision for loan losses	3,213	2,278	11,085	7,338
Noninterest income	193	214	826	761
Noninterest expense	3,237	1,357	7,856	4,852
Income before taxes	169	1,135	4,055	3,247
Income tax expense	64	431	1,541	1,234
Net income	$105	$704	$2,514	$2,013

Per Share Data:
Net income, basic	$0.04	$0.27	$0.95	$1.02
Net income, diluted	$0.04	$0.24	$0.86	$0.90
Book value	$11.46	$10.60	$11.46	$10.60

Weighted Average Number of Shares Outstanding:
Basic	2,660	2,648	2,656	1,972
Diluted	2,945	2,916	2,930	2,240

Performance Ratios:
Return on average assets (1)
GAAP	0.11%	0.90%	0.70%	0.73%
Operating (4)	1.10%	0.90%	0.96%	0.73%

Return on average equity (1)
GAAP	1.35%	10.09%	8.44%	12.37%
Operating (4)	13.26%	10.09%	11.56%	12.37%

Net interest margin (1)	3.66%	3.35%	3.45%	3.17%

Efficiency ratio (2)
GAAP	90.64%	48.87%	60.85%	51.58%
Operating (4)	48.64%	48.87%	49.23%	51.58%

                                                                                                                                                                (Continued)

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	Three Months		Years
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Growth Ratios and Other Data:
Percentage change in net income, (GAAP)	(85.08)%		24.92%
Percentage change in diluted net income, (GAAP)
per share	(83.33)%		(4.44)%

Reconciliation of GAAP to Non-GAAP Measures:
Net income, as reported (GAAP)	$105	$704	$2,514	$2,013
Non-operating items:
Impairment on real estate, net of income tax	930	-	930	-
Operating earnings (net income, excluding non-
operating items)	$1,035	$704	$3,444	$2,013

Noninterest expense, as reported (GAAP)	$3,237	$1,357	$7,856	$4,852
Non-operating items:
Impairment on real estate	1,500	-	1,500	-
Operating noninterest expense (noninterest expense,
excluding non-operating items)	$1,737	$1,357	$6,356	$4,852

	At December 31,
	2005	2004
Summary Balance Sheet Data:
Assets	$405,313	$315,811
Federal funds sold	19,381	1,394
Investment securities	36,131	29,162
Loans (3)	338,530	280,347
Allowance for loan losses	4,490	3,717
Deposits	254,148	204,864
Securities sold under agreement to repurchase and federal funds purchased	14,680	13,100
Other borrowed funds	79,500	60,660
Junior subordinate debentures	13,403	6,186
Shareholders' equity	30,473	28,079

Asset Quality Ratios:
Nonperforming assets, past due and restructured loans to total loans (3)	0.14%	0.27%
Nonperforming assets, past due and restructured loans to total assets	0.12%	0.24%
Net charge-offs year to date to average total loans (3)	0.07%	0.12%
Allowance for loan losses to nonperforming loans	962.74%	502.84%
Allowance for loan losses to total loans (3)	1.33%	1.33%

Capital Ratios:
Average equity to average assets	8.34%	5.87%
Leverage ratio	10.49%	11.00%
Tier 1 risk-based capital ratio	12.20%	13.40%
Total risk-based capital ratio	13.45%	14.60%

Growth Ratios and Other Data:
Percentage change in assets	28.34%
Percentage change in loans (3)	20.75%
Percentage change in deposits	24.06%
Percentage change in equity	8.53%
Loan to deposit ratio (3)	133.20%

(1)   Annualized for the three month periods.

(2)   Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

(3)   Includes nonperforming loans.

(4)   Return on average assets, return on average equity and the efficiency ratio, on an operating basis, are calculated using operating earnings and operating noninterest expense and are non-GAAP measures.